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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380

         INTELLIGROUP ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

                       DOUGLAS BERTO JOINS FROM ACCENTURE


EDISON, N.J., August 23, 2004 /PRNewswire-FirstCall/ -- Intelligroup, Inc., (Nasdaq: ITIGE), a leading global provider of strategic IT outsourcing services, today announced that Douglas Berto has joined the company to serve as Chief Operating Officer. In this capacity, Mr. Berto will have responsibility for the day-to-day sales and delivery operations of the company and its worldwide team of consultants.

Berto comes to Intelligroup with over 21 years of experience at Accenture, including 11 years as a partner. Doug was instrumental in building the multi-billion dollar Enterprise Solutions business (SAP, PeopleSoft and Oracle applications) at Accenture. He was responsible for 33 centers and over 5,000 ERP centric IT and business professionals worldwide who focused on the sales and delivery of ERP-related services to global companies.

"Doug was a leader in operationalizing Accenture's offshore capability by creating and implementing an integrated, seamless approach for the delivery of project and outsourcing services around enterprise software. The backbone of this capability was the global sales and solution delivery network," remarked Arjun Valluri, Chief Executive Officer of Intelligroup. "He brings the requisite experience to effectively package and sell our delivery solutions into a cohesive go-to-market strategy that will enhance the value of our business."

"Intelligroup, through its onsite/offshore delivery model and industry-leading consultant team, has carved out a unique niche of the enterprise applications services market," commented Berto. "My mission is to ensure that the value inherent in the company's service offering is effectively realized, while at the same time ensuring that all aspects of the organization work in unison toward this goal."

ABOUT INTELLIGROUP
Intelligroup, Inc. is a leading global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

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SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.